As filed with the Securities and Exchange Commission on March 22, 2010

                                                     Registration No. 333-146593
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------

                           STARLIMS TECHNOLOGIES LTD.
             (Exact name of registrant as specified in its charter)

                 State of Israel                              None
        (State or other jurisdiction of                 (I.R.S. Employer
         incorporation or organization)                 Identification No.)

                    32B HaBarzel St., Tel Aviv, 69710, Israel
               (Address of Principal Executive Offices) (Zip Code)

                   STARLIMS TECHNOLOGIES LTD. 2001 OPTION PLAN

                   STARLIMS TECHNOLOGIES LTD. 2005 OPTION PLAN

                            (Full title of the plan)

                                    ---------

                              STARLIMS Corporation
                            4000 Hollywood Boulevard
                          Hollywood, Florida 33021-6755
                                 Attn: President
                     (Name and address of agent for service)

                                 (954) 964-8663
          (Telephone number, including area code, of agent for service)

                                   Copies to:

   Steven J. Glusband, Esq.                        Nira Lahav, Adv.
 Carter Ledyard & Milburn LLP                  Lahav, Litvak-Abadi & Co.
        2 Wall Street                 52 Menachem Begin, Sonol Tower, 21st Floor
   New York, New York 10005                     Tel Aviv 67137, Israel
        (212) 732-3200                           Tel: +972 3 688 2020


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

         Large Accelerated filer [ ]      Accelerated filer [ ]
          Non-accelerated filer  |X|      Smaller Reporting Company [ ]


                                   ---------

                          RECENT EVENTS: DEREGISTRATION

      The Registration Statement on Form S-8 (Registration No. 333-146593) (the "Registration Statement") of STARLIMS Technologies Ltd. (the "Company"), pertaining to the registration of its ordinary shares, par value NIS 1.0 per share ("Ordinary Shares"), issuable under the STARLIMS Technologies Ltd. 2001 Option Plan and the STARLIMS Technologies Ltd. 2005 Option Plan, to which this Post-Effective Amendment No. 1 relates, was filed by the Company with the Securities and Exchange Commission on October 10, 2007.

      On March 22, 2010 (the "Effective Date"), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 14, 2009, by and among Abbott Investments Luxembourg Sarl, a company organized under the laws of Luxembourg ("Parent"), Scorpio Designated Corporation Ltd., an Israeli company and a wholly-owned subsidiary of Parent ("Merger Sub") and the Company, Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of Parent (the "Merger"). As a result of the Merger, each outstanding Ordinary Share (other than Ordinary Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and Ordinary Shares owned by Parent or Merger Sub) was converted into the right to receive $14.00 in cash (without interest and less any applicable withholding tax).

      The Merger was completed and became effective upon the issuance by the Israeli Companies Registrar of a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law on the Effective Date.

      As a result of the Merger, the Company has terminated the offering of its Ordinary Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statement which remain unsold as of the Effective Date.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on March 22, 2010.

                                     STARLIMS Technologies Ltd.


                                     By: /s/Itschak Friedman
                                         -------------------
                                     Name:  Itschak Friedman
                                     Title: Chairman of the Board of Directors
                                            and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on March 22, 2010, by the following persons in the capacities indicated.

          Name                                                 Title

   /s/Itschak Friedman                      Chairman of the Board of Directors
   -------------------                        and Chief Executive Officer
   Itschak Friedman

     *                                      Director and Chief Financial Officer
   -------------------                        and Principal Accounting Officer
   Chaim Friedman

     *                                      Director
   -------------------
   Martin Bandel

     *                                      Director
   -------------------
   Eyal Guterman

     *                                      Director
   -------------------
   Dov Kleiman

      *                                      Director
   -------------------
   Eliane Markowitz

                                             Director
   -------------------
   Ron Sandak

   * /s/Din Toiba                            Director
   -------------------
   Dinu Toiba

                                             Director
   -------------------
   Itzchak Zilberberg

STARLIMS Corporation                        Authorized Representative
                                             in the United States
By: /s/Itschak Friedman
    -------------------
Name: Itschak Friedman
    Title: President

*By: /s/Itschak Friedman
     -------------------
     Itschak Friedman
     (Attorney-in-fact)